MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (“Agreement”) is made and entered into as of November 6, 2012 (the “Effective Date”), by and between GHH Commerce, LLC., a Missouri limited liability with offices located at 100 Chesterfield Business Parkway, Suite 200, Chesterfield, Missouri 63005 (the “Company”), and WOWIO, Inc., a Texas corporation with offices located at 6310 San Vicente Blvd., Suite 240, Los Angeles, CA 90048 (“Client”).

BACKGROUND

The Company sells and distributes a variety of digital and physical products (“Products”), both directly and through a network of partners (the “Company Network”), through its proprietary e-commerce platform (the “Company eStore”). Client wishes to become a part of the Company Network by adding a tailored and branded eStore (the “Client eStore”) to the Client’s website (the “Client Website”). Company agrees to develop, host and provide the Client eStore to Client subject to the terms and conditions of this Agreement (collectively, the “Services”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS

All capitalized terms used and not otherwise defined in this Agreement shall have the meaning ascribed thereto below:

“Confidential Information” shall mean all information of any kind, whether written or oral, regarding Company or any of its businesses or operations, including, without limitation, information concerning Company’s or its licensors’ products, services, website, software, product development, product pricing, product maintenance, business plans, strategies, business partners and alliances, finances, operations, assets, suppliers, customers, clients, employees, contracts, systems and processes, whether such information is obtained before or after the date of this Agreement, through any means or source or from any Company officer, director, employee, shareholder, member, advisor, consultant, contractor, agent or representative. Notwithstanding the foregoing, Confidential Information shall exclude information (a) available to the public other than by a breach of this Agreement; (b) rightfully received from a third party not in breach of a contractual, fiduciary or other obligation of confidentiality; (c) known to Client at the time of disclosure as evidenced by the written records of Client at the time of disclosure or independently developed by a party without reference to any of the Confidential Information; or (d) produced in compliance with any court order; provided, however, that Client gives Company reasonable notice that such Confidential Information is being sought by a third party, so as to afford Company the opportunity to limit or prevent such disclosure.

“Gross Revenue” shall mean total revenue actually collected by Company from users relating to sales (or, if applicable, rentals or subscriptions) of Products through the Client eStore, less applicable sales taxes or duties which are required to be collected and withheld, if any, by law of a province, state or country.

“Intellectual Property Rights” shall mean the intangible legal rights or interests evidenced by or embodied in (a) any idea, design, concept, technique, invention, discovery or improvement, regardless of patentability, but including patents, patent applications, trade secrets, and know-how; (b) any work of authorship, regardless of copyright ability, but including copyrights and any moral rights recognized by law; (c) any trademark, trade name, service mark or logo; and (d) any other intellectual property, proprietary or similar rights, including all goodwill pertaining thereto, and in each case, on a worldwide basis.

“Net Revenue” shall mean Gross Revenue less (a) refunds and returns, (b) credit card charge backs and third party ecommerce transaction costs incurred or experienced by Company in connection with sales (or, if applicable, rentals or subscriptions) of Products through the Client eStore, and (c) the cost of goods sold relating to sales (or, if applicable. rentals or subscriptions) of Products through the Client eStore.

“Sales Price” shall mean the price the Products are made available for sale (or, if applicable, for rental or subscription) on the Client Website.

“Client Materials” shall mean any trademarks. service marks, trade names, logos, content, information, and other materials (including their associated Intellectual Property Rights) provided by Client to Company to provide the Services.

“Client Products” shall mean any Products sold in the Client eStore that are supplied to the Company eStore by Client.

“Premium Content” shall mean content that may incur a minimum guarantee, advance charge, marketing commitment, or other charge beyond the standard Company eStore Products as may be offered and updated from time to time by Company. Examples may be, but are not limited to, popular and premium movies, music, streaming content, best-selling books, software, or games.

SECTION 2. SERVICES

2.1    Client eStore.    Subject to the terms and conditions of this Agreement, Company shall use commercially reasonable efforts to develop, host and operate the Client eStore on a separate portion of Client Website as mutually agreed by the parties. The Client eStore will conform to the functional specifications detailed in EXHIBIT A hereto (the “Specifications”) based upon Company’s standard Company eStore (as may be amended and modified from time to time in Company’s sole discretion) and customized using (a) the Client Materials provided by Client to Company and (b) the skin style and “look and feel” designated by Client. Company will host the Client eStore at an URL mutually agreed upon by the parties. Client grants to Company a nonexclusive right and license during the term of this Agreement to use all trademarks owned or used by Client in connection with the sale, rental or distribution of the Client Products in conjunction with Company’s development, hosting and operation of the Client eStore. Client shall be responsible for securing the Client eStore domain name or URL and shall have sole ownership and control of the Client eStore domain name or URL.

2.2    Development Plan.

2.2.1    In connection with the development, establishment and set-up of the Client eStore, Company shall prepare a development plan (the “Development Plan”) designed to satisfy the Specifications, which Development Plan shall include (a) detailed technical specifications, (b) a listing of all tasks and items to be delivered by the Company and the Client (each, a “Deliverable”), (c) a delivery schedule containing a delivery date for each Deliverable, and (d) the compensation and expenses payable to the Company by Client with respect to the development and engineering services to be rendered by the Company under the Development Plan (the “Development and Engineering Services”). All compensation and expenses payable with respect to the Development and Engineering Services shall be paid by client in the manner and at the times set forth EXHIBIT B hereto.

2.2.2    The Company shall deliver the Development Plan for the Client eStore to the Client not later than ten (10) business days after full execution and delivery of this Agreement. The Client shall have two (2) business days to review the Development Plan. If the Client reasonably determines that the Development Plan is unsatisfactory in any material respect, the Client shall prepare a detailed written description of the objections and deliver such objections to the Company within two (2) business days of its receipt of the Development Plan. The Company shall then have two (2) business days to modify the Development Plan to respond to the Client’s objections. The Client shall have one (1) business day to review the modified Development Plan. If the Client deems the modified Development Plan to be unacceptable, the foregoing procedure shall be repeated until the Client determines that the Development Plan is reasonably acceptable in all material respects or the date which is thirty (30) calendar days after the date on which the Client received the initial draft Development Plan from the Company, at which time the Client shall have the option of terminating this Agreement upon written notice to the Company or permitting the Company to modify the Development Plan again under the procedure outlined in this paragraph. If this Agreement is terminated, the obligations of both parties under it shall end except for the ongoing obligations of confidentiality set forth in the applicable provision of this Agreement. Upon approval of me Development Plan by the Client, it will be marked as EXHIBIT B and will be deemed by both parties to have become a part of this Agreement and will be incorporated by reference. The Company shall then commence development of the Client eStore in conformity to the requirements set forth in the Development Plan.

2.3    Sales.    All sales (or if applicable, rentals or subscriptions) of Products through the Client eStore under this Agreement shall be made by Company to the applicable Client eStore user. The Company will determine the price at which Products will be sold through the Client eStore and the manner in which the Product will be offered (i.e. whether by sale, rental, or subscription). However, all sales of Client Products sold through the Client eStore shall be made by the Client directly to Client eStore user. Client shall be solely responsible for setting the Sales Price of Client Products sold directly to users through the Client eStore. Although Company will not be selling any Client Products to the user, it will provide all functions needed to collect on behalf of Client all Gross Revenue and applicable fees and taxes (where applicable) on sales of Client Products on the Client eStore to Client eStore users.

2.4    Promotional Efforts.    In addition to the other terms and conditions of this Agreement, Client agrees to promote the Client eStore in the manner set forth in EXHIBIT C to this Agreement.

2.5    Cooperation with Company.    Client shall provide Company access to and permission to use all information, materials, internal resources, facilities and personnel as necessary to complete the Services.

2.6    Client Website Content and Access.    The Client Website and any advertisements or promotions thereon (excluding the Client eStore) shall not contain any content or materials that reasonably could be considered by Company to be: (a) obscene, profane, or sexually explicit; (b) related to gambling (other than legal lotteries, legal sweepstakes, or legal contests); (c) defamatory, libelous or slanderous; (d) obscene, threatening, harassing, hateful or racially, ethnically, religiously or otherwise offensive; (e) denigrating to particular group based on gender, race, creed, religion, sexual preference or handicap; (f) infringing on any copyrights, patents, intellectual property, or any laws relating to same; (g) permitting, either explicitly or implicitly, or by act or omission, the use of or access to Company’s platform or system by more than one registered user or consumer per account, sign-in, or registration, in violation of any grant, license or rights; or’ (h) unlawful or encouraging of conduct that would be a criminal or civil offense (collectively, “Prohibited Content”). Company shall have the right to refuse to post on and/or remove from the Client eStore any Client Materials containing any Prohibited Content or any content which Company reasonably determines conflict with, interfere with or are detrimental to Company’s or its licensors’ interests, reputation or business or which may subject Company or its licensors to unfavorable regulatory action, violate any law, infringe the rights of any person or subject Company or its licensors to liability for any reason.

SECTION 3. GRANT OF LICENSES

3.1    Client Materials License.    Client hereby grants to Company a nontransferable, nonexclusive, worldwide, royalty-free right and license during the term of this Agreement to use, reproduce, modify, distribute, perform and display the Client Materials solely for the purpose of providing the Services. The Client Materials shall remain the exclusive property of Client. Client shall provide the Client Materials at such times and in such format as reasonably requested by Company.

3.2    Company License.    Company hereby grants to Client a nontransferable. nonexclusive right and license during the term of this Agreement (and subject to the terms and conditions of this Agreement) to use and promote the Client eStore through the Client Website.

3.3    Terms and Conditions.    All Client eStore users will be required to accept the standard Company eStore terms of use and privacy policy prior to registering and using the Client eStore.

3.4    Reserved Rights.    All rights not specifically granted to Client hereunder are reserved by Company. Company reserves the right to directly promote, develop, host and operate the Company eStore and to offer similar products and services to other parties, including, without limitation, other eStore partners that may be competitive with Client; provided that, such similar products and services will not incorporate any Client Materials.

3.5    Subcontractors.    Client understands and agrees that Company may, in its sole discretion, subcontract its obligations under this Agreement to third parties.

3.6    Prohibitions.    Except in accordance with this Agreement, under no circumstances may Client, without the advance written consent of Company, (a) decompile, reverse compile, disassemble or reverse engineer all or any portion of the Company eStore, Client eStore, or the Products; (b) undertake any activity intended to bypass, modify, defeat or circumvent the operation of the Company eStore or any mechanisms operatively linked to it; (c) grant any other person or entity the right or access to do either of (a) or (b); (d) digitally reproduce, modify, edit, adapt, publish, translate, publicly display, distribute, transmit, sell, sublicense, create derivative works or compilations incorporating, assign, transfer, display, distribute, rent, lease or unbundle any digital Products or digital content; (e) permit, either explicitly or implicitly, or by act or omission, the use of or access to Company’s platform or system by more than one registered user or consumer per account, sign-in, or registration, in violation of any grant, license or rights; (f) use any interface, other than Client eStore (via the Company eStore pursuant to this Agreement), to offer, sell, or rent via the Client Website any products or services that are the same or similar to the Products offered through the Company eStore; (g) distribute, display, forward, permit, or permit others to facilitate, any unlicensed digital content, “torrenting,” or illegal P2P file sharing of any kind; or (h) display the Products and Client eStore via other websites, any other delivery methods or in any other medium.

SECTION 4. FEES AND PAYMENT

4.1    Fees Relating to Sales.    Company will pay to Client nine percent (9.0%) of Net Revenue generated from sales (or if applicable, rental or subscription) of Products (other than Client Products) via the Client eStore Company will pay Client sixty percent (60.0%) of Gross Revenue generated from the sales on behalf of the Client (or, if applicable, rental or subscription) from sales of Client Products, if any, through the Client eStore.

4.2    Payment.    Payments to Client will be made within sixty (60) days after the end of each calendar month in which the actual revenue is collected by Company. All payments will be made in US dollars and will be subject to any required tax withholdings or other withholdings required by law.

4.3    Reporting and Audit.    Company will provide with each payment a report setting forth the Gross Revenue and Net Revenue from the Client eStore for the applicable payment period. All such reports shall be reasonably detailed setting out the computation or calculation used to determine the aggregate fee payable under Section 4.1 above. Client is entitled, on thirty (30) days prior written notice to Company and not more than once per any twelve (12) month period, to attend (or appoint an independent accountant to attend) Company’s premises and inspect such of Company’s records as may be reasonably necessary to verify the information contained in any report delivered by Company to Client under this Agreement. Company must permit any such inspection at any time during the term of this Agreement and for six (6) months thereafter. If an inspection under this section correctly reveals that the total amount payable to Client is a sum greater than the amount specified in the relevant reports, then Company will pay to Client the difference within ten (10) days of demand in writing by Client, which demand will be accompanied by a copy of the inspection report. If the amount payable to Client under this section exceeds the amount specified in any report or reports by 10% or more, then Company will also pay the reasonable and necessary out-of-pocket costs and expenses actually incurred by Client for that inspection.

4.4    Method of Payment.    Prior to receiving any payments under this Section 4, Client will provide payment and tax information including, if necessary, a valid tax I.D. number. Company may withhold any payments due and payable to Client in escrow until all necessary tax information is received from Client. Company will (i) issue and deliver to Client a check for the fees earned, (ii) directly deposit the fees earned into Client’s bank account or (iii) send Client a wire transfer. If Client selects payment by check or direct deposit, Company may accrue and withhold fees payable hereunder until the total amount due is at least $100.00, and payments by wire transfer may be withheld until the total amount due is at least $5,000.00. Accrued but unpaid license fees will be held by Company as provided herein without interest.

4.5    State Tax Obligations.    Client will be solely responsible and liable for the reporting and remitting of any state tax due with respect to the sale of Client Products via the Client eStore. Nothing in this contract shall be construed to create any type of agency relationship between Client and Company. Client will responsible for notifying Company on a monthly basis those states and other tax jurisdictions in which Client has an obligation to collect and remit sales, use and/or other similar transaction taxes on sales of Client Products through the Client eStore. Failure to supply such information on an accurate and timely basis will result in a full indemnification of Company by Client as outlined in Section 4.6 below.

4.6    Tax Indemnification.    Client will solely be liable for, and will indemnify and hold Company harmless against all sales, use and/or similar transaction tax liability (including interest, penalties, and costs and expenses including attorney fees) (“Sales Tax”), if any assessed upon Client’s sale of Client Products on the Client eStore. If any taxing authority assesses or claims any Sales Tax on or against Company: (a) Company will control the defense against such assessment or claim (without limiting Client’s obligation to indemnify and hold Company harmless pursuant to this Section); and (b) to the extent Company seeks indemnity by Client under this Section, Company will not settle, or consent to any judgment with respect to, such assessment or claim without Client’s prior written consent, which consent will not be unreasonably withheld.

4.7    Tax Audits.    Both parties agree to use commercially reasonable efforts to cooperate and provide assistance to each other with respect to any potential state and local sale and use tax audit in connection with the activities under this Agreement. Furthermore, the parties agree that only information readily available using the parties existing information systems will be provided under this Section and neither party win be responsible for modifying or creating new systems to obtain any required or requested sales and/or use tax information relating to any state or local sales and/or use tax audit. Each party agrees that any costs incurred in connection with such cooperation and assistance will be borne solely by the party incurring such costs.

4.8    Tax Software and Services.    Company uses certain software for the calculation of state sales taxes. Client is required, and Client does hereby agree and consent, to pay in addition to any other fees or costs, the entire licensing cost for use of any sales tax software calculator, or monthly charges for use of same. Charges for same will be disclosed to Client on any invoice as may be generated and forwarded by the Company to Client in the general course of business conduct Also, if requested by Company, Client will promptly execute any and all documents or licenses as may be requested by Company’s approved sales tax calculation provider. Company reserves the right to employ, retain, or use any provider of tax calculation services as it deems fit in its sole discretion, and Client agrees that it shall not be a modification of this Agreement that Company employs or uses a different sales tax provider than as current. All monthly charges shall by agreement be borne by Company.

4.9    Content Availability; Premium Content; Charges and Fees for Same.    Certain content may not be available in certain territories or countries. Some content may require special or particular approvals or licenses prior to being made available. Company will make reasonable efforts to ensure the utmost in content availability based on its existing relationships and contractual partners. Company makes no warranties or representations that any and all content is available in all countries or territories of the world. If Client shall request Premium Content as defined herein, certain charges may be incurred by Company pursuant to that request. If Client desires any specific Premium Content, Client shall contact its account or project manager, and shall initiate a ticket or Statement of Work (SOW) or Change Order, such as the case might be, memorializing in writing, with a requisite and agreed-upon level of specificity, the Premium Content requested by Client. Company will make reasonable efforts to obtain any such requested Premium Content, but makes no warranties or assertions that any or all Premium Content as may be requested can be obtained by Company. However, where Company is able to obtain Premium Content at the request of Client after Client’s written consent (via additional Schedules or Addenda) to do so, Client shall pay any and all charges and fees from third parties for such Premium Content, including any professional fees that Company incurs in the acquisition of said content, or in the modification or alteration of Client’s eStore, which professional fees shall be disclosed and agreed to in writing between Client and Company’s account or project manager. Company will provide to Client an estimate of proposed charges and fees for any Premium Content acquisition prior to entering into any agreement with third parties. Client hereby expressly assents to these charges and fees pursuant to Client’s request, and the obligation to pay for them. Premium content charges equal the actual billed rate plus any applied taxes and services. Company will forward to Client copies of actual invoices for charges for acquisition of Premium Content once received from content providers. Charges and fees for same shall become due and payable upon receipt by Client of notice of charges and fees. If monthly fees or subscription rates are charged by a content provider, such shall be added to Client’s monthly minimum transactional revenues as due to Company per this Agreement.

SECTION 5. TERM & TERMINATION

5.1    Term.    This Agreement will take effect starting on the Effective Date and will continue thereafter for an initial term of sixty (60) months from the Effective Date. The Agreement will then automatically renew for additional terms of twelve (12) months, unless either party notifies the other party in writing of its intent not to renew not less than sixty (60) nor more than ninety (90) days prior to the end of the initial term or any renewal term.

5.2    Termination with Cause.    Either party may terminate this Agreement (a) if the other party has materially breached a term, obligation or condition of this Agreement and has failed to cure the breach within thirty (30) days of written notice specifying the material breach by the other party, provided, however that, if such a material breach of this Agreement occurs that by its nature cannot be cured with such thirty (30) day cure period, but the breaching party submits a commercially reasonable written plan to the non-breaching party within such thirty (30) day cure period to cure the breach after the thirty (30) day cure period (but in any event not more than ninety (90) days after receipt of the notice of breach) and the plan (including the timing of the cure set forth in the plan) is reasonably acceptable to the non-breaching party, the cure period for the breach shall be extended to the date set forth in the plan; or (b) effective immediately upon written notice if: (i) all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors to a receiver or to a trustee in bankruptcy; (ii) a proceeding is commenced by or against the other party for relief under the bankruptcy or similar laws, and such proceeding is not dismissed within sixty (60) days; or (iii) the other party is adjudged bankrupt or admits in writing its inability to pay its debts as they become due.

5.3    Consequences upon Termination.    Upon termination or expiration of this Agreement for any reason, (a) the parties shall cease all advertising and marketing of the Client eStore; (b) Company shall cease operation of the Client eStore; (c) Client shall immediately cease use of Company’s Intellectual Property Rights, (d) Client shall immediately return to Company, all property, equipment and materials provided to Client by Company, and (e) Company shall immediately return to Client Materials provided to Company (although Company shall be permitted to keep one copy of such Client Materials solely for record-keeping purposes).

SECTION 6. WARRANTIES; LIMITATION OF LIABILITY

6.1    System Uptime.    Company will use commercially reasonable efforts to make the Client eStore generally accessible to users via the Internet twenty-four hours a day, seven days a week less: (a) scheduled network, hardware or service maintenance, (b) a failure of the Internet and/or the public switched telephone network, or (c) the occurrence of any event that is beyond Company’s reasonable control (collectively, the “Excusable Downtime”). Company will use all commercially reasonable efforts to make the Client eStare available at least 95% of the time during each month, excluding Excusable Downtime (“Uptime Commitment”). Company shall maintain commercially reasonable and industry standard safeguards for data integrity of transmissions as received by or otherwise transmitted to Company from users or to or from the Client eStore; provided, however, that Company shall not be responsible or have liability for data integrity beyond the original condition as received by or otherwise transmitted to Company. Company shall take commercially reasonable actions to protect against threats that deny service and thus reduce availability of the Client eStore or control by providing mechanisms to protect the transmission facilities, switching components, network management systems and other essential service provider facilities from unauthorized denial-of service attacks, insider attacks, unauthorized or unexpected user actions, unauthorized intrusions, and other perceived threats. One or more separate Service Level Agreements (SLAs) shall be forwarded to Client from Company that deal in substantial conformity with the issues contained in this Section, depending on which Company services Client utilizes in its chosen Company package.

6.2    Company Warranties.    Company represents and warrants that: (a) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (b) its activities under this Agreement will not violate any applicable United States federal, state or local law or regulation; (c) it shall provide the Services in a commercially reasonable manner, consistent with industry standards, including security standards; and (d) to the best of Company’s knowledge, the Services and Company eStore provided hereunder do not infringe any United States Intellectual Property Rights of any third party.

6.3    Client Representations and Warranties.    Client hereby represents and warrants to Company that: (a) Client is authorized to enter into this Agreement; and (b) Client (i) has the full power and authority to enter into this Agreement, (ii) Client has all necessary title, rights, and interest in and to the Client Website and the Client Materials to license the same to Company in accordance with the terms and conditions of this Agreement; (iii) the Client Website, the Client Materials and Company’s use thereof shall not violate any applicable law or infringe upon or violate the rights of any person; and (iv) the Client Website and the Client Materials do not contain any Prohibited Content or any computer virus or other contaminating or destructive feature of any kind. In the event Company becomes aware of a breach or potential breach of the representations and warranties specified herein, in addition to any other rights and remedies available to Company, Company may immediately discontinue its use of the Client Materials or the operation of the Client eStore without any liability to Company. In addition, Client will comply with all applicable federal, state and local laws and regulations in its operation of the Client Website and in the performance of its obligations hereunder.

6.4    Disclaimer.    WITH THE EXCEPTION OF THE LIMITED WARRANTIES SET FORTH IN SECTIONS 6.1 AND 6.2, THE SERVICES AND THE CLIENT ESTORE ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, AND COMPANY HEREBY DISCLAIMS ANY OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY, GUARANTEE, OR ANY REPRESENTATIONS REGARDING THE AVAILABILITY, USE OR THE RESULTS OF THE USE OF THE CLIENT ESTORE OR ANY CONTENT PROVIDED THEREON. COMPANY MAKES NO WARRANTY REGARDING THE LEVEL OF EXPOSURE OF OR REVENUE THAT MAYBE GENERATED THROUGH THE CLIENT ESTORE.

6.5    Limitation of Liability.    UNDER NO CIRCUMSTANCES SHALL COMPANY BE LIABLE TO CLIENT OR ANY CLIENT STORE USERS FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES FOR ANY MATTER ARISING FROM OR RELATING TO THIS AGREEMENT, THE SERVICES, THE CLIENT STORE, THE CONTENT OR THE INTERNET GENERALLY, INCLUDING,WITHOUT LIMITATION, A USER’S USE OR INABILITY TO ACCESS AND USE THE CLIENT STORE OR ANY CONTENT, ANY CHANGES TO OR INACCESSIBILITY OF THE CLIENT STORE OR ANY CONTENT, DELAY, FAILURE, UNAUTHORIZED ACCESS TO OR ALTERATION OF ANY TRANSMISSION OR DATA, ANY MATERIAL OR DATA SENT OR RECEIVED OR NOT SENT OR RECEIVED, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE AND EVEN IF COMPANY WAS INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL COMPANY’S TOTAL LIABILITY FOR DIRECT DAMAGES EXCEED AN AMOUNT EQUAL TO THE TOTAL FEES GENERATED IN ACCORDANCE WITH SECTIONS 4.1 AND 4.2 ABOVE DURING THE PREVIOUS TWELVE (12) MONTHS.

6.6    Indemnification by Company.    Company shall indemnify, defend and hold Client, and its officers, members, directors, employees, agents and affiliates (each, a “Client Indemnified Party”) harmless from and against any and all costs, liabilities, losses and expenses, including. but not limited to, reasonable attorneys’ fees resulting from or arising out of any claim, suit, action, arbitration or proceeding brought by a third party against any Client Indemnified Party relating to (a) a breach or alleged breach by Company of any of its representations or warranties hereunder, or (b) infringement or misappropriation of any United States Intellectual Property Rights by Company.

6.7    Indemnification by Client.    Client shall indemnify, defend and hold Company, and its officers, shareholders, members, directors, employees, agents and affiliates (each, a “Company Indemnified Party”) harmless from and against any and all costs, liabilities, losses and expenses, including, but not limited to, reasonable attorneys’ fees resulting from or arising out of any claim, suit, action, arbitration or proceeding brought by a third party against any Company Indemnified Party relating to: (a) a breach or alleged breach by Client of any of its representations, warranties, covenants or obligations hereunder, (b) infringement or misappropriation of any Intellectual Property Rights by Client, or (c) any Prohibited Content contained in the Client Website or any Client Materials.

SECTION 7. RELATIONSHIP OF THE PARTIES

7.1    Relationship of the Parties.    The relationship of Company and Client established by this Agreement shall be solely that of independent contractors, and nothing herein (including the use of the term “partner” in this Agreement or any other between Client and Company) shall create or imply any common law, legal, or contractual partnership, joint venture or other relationship. Nothing in this Agreement shall be construed to give either party the power to direct or control the daily activities of the other party. Nothing in this Agreement shall grant either party or any of its representatives the power or authority to make or give any agreement, statement, representation, warranty or other commitment on behalf of the other party, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on behalf of the other party, or to transfer, release, or waive any right, title, or interest of the other party.

7.2    Changes to the Client eStore.    Company reserves the right at any time without liability or prior notice to add, change or terminate any of the design, specifications, features, Products, or functions of or provided on the Client eStore (with the exception of Client Materials except as otherwise provided pursuant to this Agreement). Client recognizes and accepts that certain changes or customization requests to the Client eStore may result in reasonable extension of deadlines to complete work on the Client eStore, or any component or module thereof, and if substantial (in the sole discretion of Company) may incur additional charges for professional services. Company agrees that such additional work and charges, if any, shall be disclosed to Client prior to work on same being commenced. If so, a Professional Services Agreement (PSA), describing and limiting these costs and charges, shall be presented by Company to Client.

7.3    Expenditures.    Client acknowledges and agrees that any expenses it incurs in furtherance of this Agreement are voluntary in nature and are made with the knowledge that this Agreement may expire or be terminated as provided herein. Client shall make no claim against Company, and Company shall not be liable with respect to the recoupment of any expenditures or investment made by Client.

SECTION 8. INTELLECTUAL PROPERTY RIGHTS

8.1    Intellectual Property Rights.    As between the parties, Company shall have and retain sole ownership of all its Intellectual Property Rights in the Company eStore (except the Client Materials) and any current and future enhancements, revisions, new releases, updates, improvements. and documentation, including any derivative works and goodwill thereof or therein, and no right, title or interest in any of the foregoing is granted to Client except as expressly provided herein. Client shall promptly notify Company of any determination, discovery or notification that any person or entity is or may be infringing the Intellectual Property Rights of Company or its licensors.

8.2    Confidential Information.    During the course of performance of this Agreement, each party may disclose certain Confidential Information to the other party. The receiving party shall maintain the secrecy of all such Confidential Information and shall not use, disclose or otherwise exploit any Confidential Information for any purpose not specifically authorized by the disclosing party in this Agreement. All files, lists, records, documents, drawings, specifications, equipment and computer programs that incorporate or refer to any Confidential Information shall be returned, deleted or destroyed by the receiving party promptly upon termination or expiration of this Agreement.

8.3    Exclusivity.    The parties agree that Client may acquire Confidential Information about the Company, including, without limitation, information regarding the Company’s finances, prices, expenses, business negotiations, business techniques, business models, service providers, and subcontractors, partners and affiliates, as they may now exist or as they may be developed in the future. In recognition of the foregoing, Client and its subsidiaries and affiliates shall not during the term of this Agreement or for one (1) year after the termination or expiration of this Agreement, engage any other party to provide services similar to Services provided by the Company in developing, hosting and operating the Client eStore, or develop, host or operate a website similar to the Company eStore or any part thereof, on its own behalf or on behalf of any other party, without the prior written consent of the Company.

8.4    Remedies.    Client agrees that a breach of Sections 8.1, 8.2 or 8.3 will cause irreparable injury and damage. The parties expressly agree that any party damaged by a breach of these sections 8.1, 8.2 or 8.3 shall be entitled to injunctive and other equitable relief to prevent such a breach, in addition to any other remedy to which Company might be entitled. The parties waive the posting of any bond or surety prior to the issuance of an injunction hereunder. All remedies for such a breach shall be cumulative.

SECTION 9. GENERAL PROVISIONS

9.1    Entire Agreement; Amendment.    This Agreement, including any exhibits and schedules hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, both oral and written, with respect to the subject matter hereof. No amendment or modification of this Agreement or any provision or attachment of this Agreement shall be effective unless in writing and signed by both parties.

9.2    Severability.    If any term or provision of this Agreement shall be held to be invalid, illegal or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect, and such invalid, illegal or unenforceable term or provision shall be deemed not to be part of this Agreement.

9.3    Governing Law; Venue.    This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Missouri, U.S.A., without reference to its conflicts or choice of law principles. The United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act shall not apply to this Agreement.

9.3.1    Non-United States Citizens or Residents.    If Client is not a citizen or resident of the United States, all disputes, actions, claims or proceedings between the parties relating to the validity, construction or performance, of or otherwise concerning the this Agreement (except for claims by Company for injunctive or other equitable relief) shall be settled by arbitration in accordance with UNCITRAL Arbitration Rules as at present in force. The appointing authority shall be the International Chamber of Commerce (“ICC”) acting in accordance with the rules adopted by the ICC for this purpose, and the place of arbitration shall be St. Louis, Missouri, U.S.A. There shall be only one arbitrator. The award shall be in law and not in equity and shall be final and binding on both parties. In such an event, the parties hereto irrevocably agree to submit all matters and disputes arising in connection with this Agreement to arbitration in the St. Louis, Missouri, U.S.A. metropolitan area. The language of arbitration shall be English. The decision of the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in any country or region.

9.3.2    United States Citizens or Residents; Injunctive Relief.    If Client is a citizen or resident of the United States (or if Company seeks injunctive or other equitable relief), all disputes, actions, claims or proceedings between the parties relating to the validity, construction or performance of, or otherwise concerning this Agreement shall be brought exclusively in the federal or state courts located in or serving the City of St. Louis, Missouri, U.S.A. The parties irrevocably submit and consent to the exercise of subject matter jurisdiction and personal jurisdiction over each of the parties by the federal and/or state courts located in or serving City of St. Louis, Missouri, U.S.A. The parties hereby irrevocably waive any and all objections which any party may now or hereafter have to the exercise of personal and subject matter jurisdiction by the federal or state courts located in or serving City of St. Louis, Missouri, U.S.A and to the laying of venue of any such suit, action or proceeding brought in any such federal or state court located in or serving City of St. Louis, Missouri, U.S.A.

9.3.3    Savings Clause.    In the event the foregoing arbitration provision does not apply, is found inapplicable or otherwise not given full force and effect, the parties agree that the sole and exclusive jurisdiction and venue for any and all unresolved disputes related to this Agreement shall be in any trial or appellate court located in or serving City of St. Louis, Missouri, U.S.A.

9.4    Costs of Litigation and Arbitration.    If any action is brought by either party to this Agreement against the other party for the subject matter hereof, the prevailing party shall be entitled to recover, in addition to any other relief granted, reasonable attorneys’ fees and costs and expenses of investigation, litigation and arbitration including, without limitation, costs of collection of Fees due under this Agreement.

9.5    Notices.    Notices may be delivered by electronic means (with satisfactory evidence of transmission) to the email addresses set forth below the parties’ signatures hereto, and notices so delivered shall be effective upon actual receipt of the electronic transmission.

9.6    Survival.    In addition to any other provisions of this Agreement that expressly provide that they survive the termination or expiration of this Agreement, the provisions of Sections 1, 2.1, 3.4, 3.6, 4, 5.3, 6, 8 and 9 shall survive the termination or expiration of this Agreement.

9.7    Waiver.    Except as specifically provided in a written waiver signed by a duly authorized representative of the party seeking enforcement, the failure to enforce or the waiver of any term of this Agreement shall not constitute the waiver of such term at any time or in any circumstances and shall not give rise to any restriction on or condition to the prompt, fuIl and strict enforcement of the terms of this Agreement.

9.8    Assignment and Benefit.    Neither party may assign this Agreement without the prior written consent of the other party; provided, however, Company may assign this Agreement without the consent of Client (i) in connection with a merger, consolidation,’ sale or other disposition of the business operations relating to the Services: (ii) to any affiliate or subsidiary of Company - Client may not delegate its duties hereunder without the prior written consent of Company. Any attempt by Client to assign any of its rights or delegate any of its duties shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of Client and Company and their successors and permitted assigns, subject to the other provisions of this Section. The parties agree that all subsidiaries and affiliates of Company are the intended third-party beneficiaries of the rights and entitlements of Company under this Agreement and may enforce the provisions of this Agreement on behalf of themselves or Company, and all obligations of Client under this Agreement (including without limitation under Sections 8.1 and 8.2 hereof) are also made in favor of Company’s subsidiaries and affiliates.

9.9    Force Majeure.    Each party to this Agreement shall be excused from any delay or failure in its performance hereunder caused by any disruption or slow speed of the Internet, break-downs of security or introduction of computer viruses (and the like) by third parties, any labor dispute, government requirement, acts of God, earthquakes, changes in law, regulation or government policy, riots, war, fire, epidemics, swarms of locusts, floods, hail, invasion by Huns, hurricanes, jungle rot, the “croup”, sausage fingers, hammer toe, acts or omissions of vendors or suppliers, equipment failures, transportation difficulties, or any other cause beyond its reasonable control. Such party shall use its best efforts to cure any such failure or delay in performance arising from a force majeure condition, and shall timely advise the other party of such efforts. If such delay continues for more than ten (10) days, the party injured by the inability of the other to perform may, upon ten

(10) days prior written notice, terminate this Agreement.

9.10    Third Parties.    Nothing in this Agreement, express or implied, shall create or confer upon any person or entity not a named party to this Agreement any legal or equitable rights, remedies, obligations, liabilities or claims with respect to this Agreement, except as expressly provided herein.

9.11    Headings; Controlling Language.    The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting and construing this Agreement. The controlling language of this Agreement is English. Any translations of this Agreement that may have been provided by Company have been provided for convenience only and shall have no binding effect.

9.12    Execution; Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement. The parties agree that this Agreement may be executed by each party signing one original and providing a facsimile (fax) or scanned copy of the signature page to the other party, provided that each party agrees to make its document with the original signature available to the other party upon request, and further provided that the parties agree that the fax signature shall be treated as if it were an original signature, and neither party shall contest the validity of this Agreement based on the use of fax or scanned signatures.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the day and year first written above.

CLIENT:		COMPANY
WOWIO, Inc.		GHH COMMERCE, LLC
BY:	/s/ Brian K. Altounian	BY:	/s/ Douglas J. Bates
PRINTED NAME: Brian K. Altounian		PRINTED NAME: Douglas J. Bates
TITLE: President & CEO		TITLE: Chief Administrative Officer / General Counsel

EXHIBIT A

CLIENT ESTORE FUNCTIONAL SPECIFICATIONS

EXHIBIT B

DEVELOPMENT PLAN

The Development Plan shall be attached hereto and become a part of the Agreement to which this Exhibit B is a part in accordance with Section 2.2.2 thereof.

The Company hereby waives its customary fees with respect to the rendition of the Development and Engineering Services.

EXHIBIT C

CLIENT PROMOTIONAL COMMITMENTS